Exhibit 10.7

PERSONAL CONTRACT OF EMPLOYMENT

Made in Ramat Gan on 31st August 2005

BETWEEN:	PIMI MARION HOLDINGS LTD, PC 513497123

of POB 117, Hotzot Alonim 30049

(hereinafter referred to as “the Company”)

of the one part

AND:	AVI LEVY, ID 050549930

of [illegible]

(hereinafter referred to as “the Employee”)

of the other part

WHEREAS	the Company wishes to engage the Employee as sales manager (hereinafter referred to as “the position”), in accordance with the terms and conditions hereof;

AND WHEREAS	the Employee wishes to be engaged by the Company in the position and has presented himself as having the know-how, ability, experience and qualifications suitable for performing the position;

AND WHEREAS	the parties wish to define and regulate their legal relationship, as provided above and below in this agreement;

ACCORDINGLY, IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	General

1.1	The recitals and appendices to this agreement constitute an integral part thereof.

1.2
This agreement is personal and special and regulates the relationship between the Company and the Employee and exclusively determines the terms and conditions of the Employee’s engagement by the Company. The Employee shall maintain absolute confidentiality in respect of everything provided in this agreement.

1.3
The Employee undertakes to perform his position conscientiously and loyally, to use all his qualifications, knowledge and experience for the Company’s benefit and advancement, to a high and efficient standard and as determined by the Company, to comply with the Company’s instructions regarding the manner of performing the work, the work arrangements, discipline and conduct and to represent it loyally, reliably, with maximum effort and honestly, using the best of his ability and qualifications and in accordance with the instructions given to him and the assignments with which he is charged from time to time by the Company.

1.4
During the term of the agreement the Employee shall devote all his time, energy, ability to performing his position for the Company as determined by it, and he shall not engage, directly or indirectly, in any other work or engagement, unless he has received the prior written approval of the Company to do so.

1.5
The Employee shall notify the Company’s directors, immediately and without delay, of any matter or subject in which he and/or any of his family members and/or relatives and/or close associates and/or any entity and/or person related to him has a personal interest and/or that might create a conflict of interests with his position in the Company and/or with the Company’s activity.

1.6
The Employee shall not accept a benefit from any third party in consequence of and/or in connection with his work for the Company, unless the Company’s board of directors has agreed thereto in writing.

2.	The term of the agreement

2.1	The Company undertakes to engage the Employee in the Company as of 1st September 2005 for an unlimited term.

2.2
Each party may bring the contractual relationship pursuant hereto to an end on 90 days’ written notice (hereinafter referred to as “notice”). Subject to the provisions of clause 2.3 below, the Employee shall be entitled, during the notice period, to all the terms under the agreement.

2.3
Once notice has been given as aforesaid by one of the parties, this agreement shall terminate at the end of the period of time specified in sub-clause 2.2 above, the employment relationship between the parties shall be severed on the date specified in the notice and the following provisions shall apply:

2.3.1
the Employee shall work during the notice period and shall continue to perform all his obligations to the Company, unless the Company instructs him otherwise. If the Employee gives notice of his resignation from the Company, the Company may waive its right to notice and/or shorten the notice period, and in such case the Employee shall be entitled to the terms pursuant to the agreement until the date of his employment’s actual termination;

2.3.2	the Employee shall hand over the position in an orderly manner to whomever the Company directs;

2.3.3
the Employee shall give the Company all the documents, equipment, information and any other material coming into his possession or prepared by him in connection with his work until the employment’s termination.

2.4
If the Company terminates the Employee’s engagement as aforesaid after at least one year, the Employee shall be entitled to severance pay pursuant to the Severance Pay Law, 5723-1963, save in the cases detailed below, in which the Employee shall not be entitled to severance pay, and in which the Employee shall also not be entitled to notice in accordance with clause 2.2 above:

2.4.1	if the Employee commits a breach of this agreement and does not rectify the breach within one week of receiving written warning to do so;

2.4.2	if the Employee breaches this agreement after he has already received warning of a similar breach;

2.4.3	if the Employee is duly convicted in a final judgment of an offence involving disgrace;

2.4.4	if the Employee breaches his fiduciary duty to the Company;

2.4.5	if the Employee abuses his office;

2.4.6	if the Employee commits a grave breach of discipline;

2.4.7	if the Employee leaves his place of work for a period of more than seven days without obtaining the Company’s consent.

3.	The scope of the employment

3.1	The Employee’s position with the Company shall be that of sales manager.

3.2	In the scope of his employment, as set forth above and in the recitals hereto, the Employee undertakes, inter alia:

3.2.1	to loyally and punctiliously comply with the instructions of his superiors, to the best of his ability and understanding and with full responsibility;

3.2.2	to perform his position conscientiously and with perseverance;

3.2.3	to act in accordance with the work procedures and to be responsible for compliance therewith;

3.2.4	to come to work and to work five days a week;

3.2.5	not to be absent during working hours without the consent of his superiors;

3.2.6
not to intentionally and/or negligently commit any act and/or omission that might cause the Company or his place of work and/or any third party connected with the Company any damage and/or loss and/or prevention of profit.

4.	Salary and social terms

4.1
In consideration for his work, the Company shall pay the Employee a salary of NIS 12,000 a month, plus a minimum monthly bonus of NIS 3,000, until the end of December 2005. As of January 2006, the Employee shall be paid quarterly incentives in accordance with the criteria determined by agreement between the Employee and the Company, provided that they shall not be less than NIS 3,000 a month.

4.2	The overall salary shall be paid once a month, by no later than the 10th of each Gregorian month, for the previous month.

4.3
The Employee shall be entitled to 14 days’ annual leave. This leave is in respect of 12 full months of work a year. The right to accrue leave days shall be limited to two years and any balance accruing over and beyond this quota shall be deleted.

4.4	The Employee shall be entitled to paid sick leave in accordance with the Sick Pay Law, 5736-1976, and accrued sick leave may not be redeemed.

4.5	The Employee shall not be entitled to any consideration for overtime.

4.6
As of the first month of work, the Company shall make a provision, for the Employee, to an executive insurance policy owned by the Employee the details of which shall be given to the Company, in the following amounts:

4.6.1	8.33% of the gross salary for severance pay;

4.6.2	5.00% of the gross salary as pension, provided that the Employee shall also provide 5% of his salary to such effect;

4.6.3	2.2% of the gross salary in respect of loss of working capacity.

4.7
In the event of the termination of the Employee’s engagement by the Company or in the event that he resigns after the end of 12 months from the commencement of his employment, all the amounts that have accrued in the executive insurance policy (severance pay and pension – the Employee’s part and the employer’s part) shall be transferred to the Employee, and the employer shall sign all the documents actually required for such purpose. In the event of his dismissal by the Company in the circumstances enumerated in clause 2.4 above, the Employee shall not be entitled to the amount provided by the Company to the executive insurance policy for severance pay.

4.8
The Company shall provide the Employee with a Renault Scenic car or a make similar thereto, and shall each month credit the value prescribed in the law to his salary. The Company shall also finance fuel for the Employee, against the presentation of receipts or subject to another arrangement.

4.9
The Company shall provide the Employee with a cellular telephone. The Company shall credit NIS _____ a month to the Employee’s salary in respect of this benefit. The Employee shall be entitled to a contribution from the Company in a sum of NIS ________ a month, in respect of the cellular telephone expenses. Any expense besides the aforesaid amount shall be deducted from the Employee’s salary.

4.10
The Company shall deduct at source, from the gross salary and from all the payments made to the Employee, insofar as there are any, any tax, levy or other mandatory payment that must be deducted at source pursuant to any law.

5.	Confidentiality

5.1
The Employee undertakes to keep absolutely confidential, not to convey to any third party and not to publish or howsoever use, himself or through others, directly or indirectly, any information, plan, material, theoretical, scientific or practical document, whether written or oral, in relation to or in connection with any matter coming into his possession and/or reaching his knowledge in respect and/or in consequence of his work in and/or for the Company, during the course of his employment with the Company or thereafter, save with the express, prior and written consent of the Company.

5.2
During the term of his employment and thereafter, the Employee undertakes not to convey and/or howsoever use information of the Company or information coming into his possession in the scope of his employment with the Company and/or in connection with the Company that is not in the public domain, to maintain confidentiality in respect of everything to do with the Company’s business and affairs and not to howsoever prejudice the Company’s goodwill and/or circle of customers.

5.3
The terms and conditions of this agreement shall be kept secret and the parties undertake not to furnish any information in connection with the terms and conditions hereof to any other person and/or entity, unless required to do so pursuant to the law.

5.4
The Employee’s obligation to maintain confidentiality pursuant to clauses 5.1 to 5.3 above are unlimited by time or place and shall continue to be valid in Israel and overseas also after the termination of this agreement for any cause or if for any reason the employment relationship and the contract between the Employee and the Company come to an end.

5.5
Information for the purposes of clauses 5.1 to 5.3 is any information relating to the Company, including – and without derogating from the generality of the aforesaid – information in respect of the Company’s customers, business, plans, professional secrets, trade secrets, technological secrets, including design, planning, formulae, technology, R&D of the Company, reaching the Employee in consequence of or in connection with the performance of his position in the Company. On the execution hereof, the Employee shall sign a detailed confidentiality undertaking.

6.	Non-competition

6.1
The Employee undertakes that throughout the term of his employment with the Company and for a period of five years after the termination of the employment relationship between him and the Company, for any reason, on the Employee’s initiative or on the Company’s initiative, he may not engage, directly or indirectly, as a salaried employee, self-employed, partner, contractor, consultant and in any other way, in Israel and abroad, in any business that is such as to compete with the Company and/or make use of contacts with customers of the Company created in the scope and/or course of his employment with the Company that is such as to compete with the Company.

7.	[Intellectual] Property rights

7.1
For the avoidance of doubt, it is warranted that the Employee shall not have any copyright and/or other [intellectual] property rights arising in consequence of his work for the Company and/or in consequence of the contractual relationship pursuant hereto or howsoever in connection with his contractual relationship with the Company, including – and without derogating from the generality of the aforesaid: trade names, any idea, invention, know-how, discovery or development, research, plan, specification, drawing and/or any other document prepared by him and/or in the Company, whether fit for registration pursuant to the law or not, whether he prepared or participated in the preparation thereof as aforesaid in the framework of the contract or not, and any instrument, method, process arising in the framework or in consequence of the contractual relationship or howsoever in connection with the contractual relationship as aforesaid. These rights shall belong to the Company alone, and the Employee shall sign any document required for the realization and registration of the said rights.

7.2
In the event of the termination of his employment and/or the contractual relationship with the Company for any reason, the Employee undertakes to give the Company all the documents and information in his possession in connection with his work for the Company and not to take with him any documents relating to any rights and contract [sic] of the Company.

7.3
It is expressly agreed that all the know-how arising in consequence and in the course of the performance of the Employee’s work for the Company pursuant hereto shall belong in full to the Company, which may use them at any time and for any purpose (including in the event that the agreement is terminated or suspended), and they shall be governed by the duty of confidentiality and non-use mentioned above.

8.	Non-applicability of the Hours of Work and Rest Law, 5711-1951

8.1
Since the Employee works in a position requiring a special degree of personal confidence and since his work is such that the conditions of his employment and the circumstances thereof do not allow the Company any supervision over his hours of work and rest, the provisions of the Hours of Work and Rest Law, 5711-1951 shall not apply to the Employee’s work and/or the consideration in respect thereof.

8.2
Without prejudice to the generality of the aforesaid, it is agreed that the consideration payable to the Employee pursuant hereto includes all the amounts due to him for working overtime or on days of rest and if he did not work overtime, the consideration to which he would be entitled would be 25% less than the consideration he is actually receiving. If, notwithstanding the aforesaid, the Company is for any reason called upon to pay additional consideration in respect of overtime and/or work on days of rest, the Employee undertakes to repay the additional consideration he receives in the amount of 25% of his salary as aforesaid. For the avoidance of doubt, the Employee hereby grants the Company permission to set off, from any consideration due to him from the Company, the additional consideration as aforesaid.

9.	General

9.1
This agreement reflects everything agreed between the parties and revokes any representation, understanding or consent reached, if at all, prior to its execution, including – and without derogating from the generality of the aforesaid – the memorandum of understanding executed between the parties.

9.2	Any alteration to this agreement shall only be made in writing and with both parties’ agreement. An alteration made in another manner shall lack any effect vis-à-vis the parties.

9.3
The addresses of the parties hereto are as set forth in the recitals. Any notice sent by registered mail to the other party in accordance with his address as aforesaid shall be deemed received by the addressee three days after being mailed and if delivered by hand – at the time of its delivery.

9.4	The clause headings herein are for convenience purposes only and shall not have any legal effect.

9.5	The parties shall cooperate with each other in good faith, insofar as required for the performance of this agreement in accordance with its spirit and object.

As witness the hands of the parties:

(Signed)	(Signed and stamped*)
____________________	____________________
The Employee	The Company

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